Exhibit 99.1
Media Contact:
pr@overstock.com

Investor Contact:
ir@overstock.com

Overstock.com Names Gregory J. Iverson as Chief Financial Officer

SALT LAKE CITY - Apr. 6, 2018 - Overstock.com, Inc. (NASDAQ:OSTK), a leading online retailer and advancer of blockchain technology, has named Gregory J. Iverson as its new Chief Financial Officer (CFO). Iverson previously served as Chief Financial Officer for Apollo Education Group, Inc. (AEG), a global private-sector education company, where he had been employed in roles with increasing responsibility since 2007.

“We are pleased to announce Greg Iverson as our new CFO,” said Overstock.com CEO Patrick M. Byrne. “Greg comes to us with great experience handling complex financial matters, and joins the Overstock team at a time when the opportunities for the future of our business will greatly benefit from his knowledge and experience.”

Iverson was instrumental in the acquisition of AEG by Apollo Global Management, LLC and The Vistria Group, LLC in February 2017, in which the company was also taken private in a $1.1B transaction. Additionally, Iverson brings more than 20 years of financial, operational, and merger, acquisition and divestiture experience and is a Certified Public Accountant.

Iverson, who will join Overstock on April 16, 2018, is replacing Robert Hughes, who is retiring from his current role with Overstock.in order to become CFO of DeSoto Inc. DeSoto, Inc. is the recently-announced joint venture between Byrne, Medici Ventures, Inc., and famed Peruvian economist Hernando de Soto that plans to utilize blockchain and other technology to develop a property registry system to surface the property rights of billions of people in the developing world.

“I want to make a statement of deep appreciation to Rob Hughes for his many years of exemplary service,” said Byrne. “His incredible dedication, commitment, and fastidious precision will live on in the organization he has built. I am also extremely grateful he has agreed to stay with us in support of DeSoto, Inc. as we work to re-democratize capital and fight global poverty through blockchain-based land and property rights reform.”

About Overstock.com

Overstock.com Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform: OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, décor, rugs, bedding, and home improvement. In addition to home goods, Overstock.com offers a variety of products including jewelry, electronics, apparel, and more, as well as a marketplace providing customers access to hundreds of thousands of products from third-party sellers. Additional stores include Pet Adoptions and Worldstock.com dedicated to selling artisan-crafted products from around the world. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock regularly posts information about the company and other related matters under Investor Relations on its website, http://www.overstock.com.

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O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 15, 2018, and any subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.